Exhibit 99.1

Press Release

Release date: May 6, 2021

Uniti Group Inc. Reports First Quarter 2021 Results

Issued $570 Million of Senior Secured Notes; No Significant Debt Maturities Until 2024

•	Revenues of $272.6 Million for the First Quarter
•	Net Loss of $0.02 Per Diluted Common Share for the First Quarter
•	AFFO Per Diluted Common Share of $0.41 for the First Quarter
•	Updates 2021 Outlook

LITTLE ROCK, Ark., May 6, 2021 (GLOBE NEWSWIRE) – Uniti Group Inc. (“Uniti” or the “Company”) (Nasdaq: UNIT) today announced its results for the first quarter 2021.

“Uniti continues to see robust demand across all of its business segments, translating into the strong results we reported this quarter.  This demand is being driven by further network densification efforts by our wireless customers in support of broader rollout of enhanced communication infrastructure technologies within our markets, including 5G services.  We also continue to make significant progress on our lease-up efforts at both Uniti Leasing and Uniti Fiber by leveraging our national network of 125,000 route miles of valuable fiber,” commented Kenny Gunderman, President and Chief Executive Officer.

Mr. Gunderman continued, “Through our recent refinancing transactions, Uniti’s financial profile has improved substantially, providing the Company with increased flexibility to pursue our strategic initiatives.  We continue to expect to see solid growth across all of our businesses this year, driven by high margin, recurring lease-up across our Uniti Leasing and Uniti Fiber networks.”

QUARTERLY RESULTS

Consolidated revenues for the first quarter of 2021 were $272.6 million.  Net loss and Adjusted EBITDA were $4.5 million and $214.2 million, respectively, for the same period.  Net loss attributable to common shares was $4.7 million for the period and included $4.1 million of transaction related and other costs.  Adjusted Funds From Operations (“AFFO”) attributable to common shareholders was $103.1 million, or $0.41 per diluted common share, an increase of 7% when compared to the first quarter of 2020.

Uniti Fiber contributed $77.7 million of revenues and $29.7 million of Adjusted EBITDA for the first quarter of 2021, achieving Adjusted EBITDA margins of approximately 38.3%, up from 35.6% Adjusted EBITDA margins in the first quarter of 2020, primarily due to the wind down of our lower margin construction related business.  Uniti Fiber’s net success-based capital expenditures during the quarter were $34.0 million, and maintenance capital expenditures were $2.0 million.

Uniti Leasing contributed revenues of $194.9 million and Adjusted EBITDA of $191.5 million for the first quarter, representing growth of 6% and 5%, respectively, when compared to the first quarter of 2020.  During the quarter, Uniti Leasing deployed $42.7 million towards growth capital investment initiatives.

FINANCING TRANSACTIONS

On April 15, 2021, Uniti redeemed all remaining outstanding 8.25% Senior Unsecured Notes due 2023 (“2023 Notes”).

Uniti received the remaining required regulatory approvals relating to the previously announced amendment to its credit agreement on April 17, 2021.  As a result, the new and extended commitments under the Company’s revolving credit facility that mature in December 2024 now bear interest at a rate of LIBOR plus 400 basis points based on our current secured leverage ratio.

On April 20, 2021, the Company closed on the issuance of $570 million of Senior Secured Notes due April 2028 (“2028 Notes”).  The 2028 Notes bear interest at 4.75% and were issued at par.  The proceeds from the offering were used to redeem in full the outstanding 6.00% Senior Secured Notes due 2023 on May 6, 2021.

LIQUIDITY

At quarter-end, the Company had approximately $522.5 million of unrestricted cash and cash equivalents, and undrawn borrowing availability under its revolving credit agreement.  The Company’s leverage ratio at quarter-end was 5.83x based on Net Debt to Annualized Adjusted EBITDA.

On May 4, 2021, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per common share, payable on July 2, 2021 to stockholders of record on June 18, 2021.

The redemption of the 2023 Notes and 2028 Notes is expected to generate approximately $25 million of annualized cash interest savings.

UPDATED FULL YEAR 2021 OUTLOOK

The Company is updating its 2021 outlook for the impact of our 4.75% senior secured notes offering and related redemption, the impact of transaction related and other costs incurred to date, and estimates of depreciation and amortization.  Our outlook excludes future acquisitions, capital market transactions, and future transaction related and other costs not mentioned herein.  Actual results could differ materially from these forward-looking statements.

The Company’s consolidated outlook for 2021 is as follows (in millions):

	Full Year 2021
Revenue	$1,083	to	$1,094
Net income attributable to common shareholders (1)	129	to	141
Adjusted EBITDA (2)	846	to	858
Interest expense, net (3)	446	to	446

Attributable to common shareholders:
FFO (2)	337	to	349
AFFO (2)	408	to	420

Weighted-average common shares outstanding – diluted	263	to	263
________________________
(1)Includes $25 million of estimated gain relating to the Everstream Transaction. (2)See “Non-GAAP Financial Measures” below. (3)See “Components of Interest Expense” below.

CONFERENCE CALL

Uniti will hold a conference call today to discuss this earnings release at 4:15 PM Eastern Time (3:15 PM Central Time).  The dial-in number for the conference call is (800) 708-4540 (or (847) 619-6397 for international callers) and the conference ID is 50149687.  The conference call will be webcast live and can be accessed on the Company’s website at www.uniti.com.  A replay of the call will be available on the Company’s website or by telephone beginning today at approximately 8:00 PM Eastern Time. To access the telephone replay, which will be available for 14 days, please dial (855) 859-2056 and enter the conference ID number 50149687.

ABOUT UNITI

Uniti, an internally managed real estate investment trust, is engaged in the acquisition and construction of mission critical communications infrastructure, and is a leading provider of wireless infrastructure solutions for the communications industry.  As of March 31, 2021, Uniti owns over 125,000 fiber route miles, approximately 7.0 million fiber strand miles, and other communications real estate throughout the United States. Additional information about Uniti can be found on its website at www.uniti.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release and today’s conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended from time to time. Those forward-looking statements include all statements that are not historical statements of fact, including, without limitation, our 2021 financial outlook, our business strategies, growth prospects, industry trends, sales opportunities, and operating and financial performance.

Words such as "anticipate(s)," "expect(s)," "intend(s)," “estimate(s),” “foresee(s),” "plan(s)," "believe(s)," "may," "will," "would," "could," "should," "seek(s)" and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could materially alter our expectations include, but are not limited to, the future prospects of Windstream, our largest customer; changes in the accounting treatment of our settlement with Windstream; the ability and willingness of our customers to meet and/or perform their obligations under any contractual arrangements entered into with us, including master lease arrangements; the ability of our customers to comply with laws, rules and regulations in the operation of the assets we lease to them; the ability and willingness of our customers to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant; the adverse impact of litigation affecting us or our customers; our ability to renew, extend or obtain contracts with significant customers (including customers of the businesses we acquire); the availability of and our ability to identify suitable acquisition opportunities and our ability to acquire and lease the respective properties on favorable terms; the risk that we fail to fully realize the potential benefits of acquisitions or have difficulty integrating acquired companies; our ability to generate sufficient cash flows to service our outstanding indebtedness and fund our capital funding commitments; our ability to access debt and equity capital markets; adverse impacts of changes to our business, economic trends or key assumptions regarding our estimates of fair value, including potential impacts of recent developments surrounding Windstream that could result in an impairment charge in the future, which could have a significant impact to our reported earnings; the impact on our business or the business of our customers as a result of credit rating downgrades and fluctuating interest rates; our ability to retain our key management personnel; our ability to qualify or maintain our status as a real estate investment trust (“REIT”); changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; covenants in our debt agreements that may limit our operational flexibility; our expectations regarding the effect of the COVID-19 pandemic on our results of operations and financial condition; other risks inherent in the communications industry and in the ownership of communications distribution systems, including potential liability relating to environmental matters and illiquidity of real estate investments; and additional factors described in our reports filed with the SEC.

Uniti expressly disclaims any obligation to release publicly any updates or revisions to any of the forward-looking statements set forth in this press release and today’s conference call to reflect any change in its expectations or any change in events, conditions or circumstances on which any statement is based.

NON-GAAP PRESENTATION

This release and today’s conference call contain certain supplemental measures of performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  Such measures should not be considered as alternatives to GAAP.  Further information with respect to and reconciliations of such measures to the nearest GAAP measure can be found herein.

Uniti Group Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	March 31, 2021	December 31, 2020
Assets:
Property, plant and equipment, net	$3,329,239	$3,273,353
Cash and cash equivalents	122,466	77,534
Accounts receivable, net	51,485	62,952
Goodwill	601,878	601,878
Intangible assets, net	387,013	390,725
Straight-line revenue receivable	19,557	13,107
Other assets, net	108,208	152,883
Investment in unconsolidated entities	65,481	66,043
Deferred income tax assets	8,682	-
Assets held for sale	87,750	93,343
Total Assets	$4,781,759	$4,731,818

Liabilities and Shareholders’ Deficit
Liabilities:
Accounts payable, accrued expenses and other liabilities, net	$145,568	$146,144
Settlement payable	398,887	418,840
Intangible liabilities, net	185,807	187,886
Accrued interest payable	68,845	95,338
Deferred revenue	1,021,627	995,123
Derivative liability, net	19,908	22,897
Dividends payable	36,894	36,725
Deferred income tax liabilities	-	10,540
Finance lease obligations	14,856	15,468
Contingent consideration	-	2,957
Notes and other debt, net	4,988,890	4,816,524
Liabilities held for sale	54,167	55,752
Total Liabilities	6,935,449	6,804,194

Commitments and contingencies

Shareholder’s Deficit:
Preferred stock, $ 0.0001 par value, 50,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $ 0.0001 par value, 500,000 shares authorized, issued and outstanding: 231,694 shares at March 31, 2021 and 231,262 shares at December 31, 2020	23	23
Additional paid-in capital	1,150,550	1,209,141
Accumulated other comprehensive loss	(17,580)	(20,367)
Distributions in excess of accumulated earnings	(3,355,423)	(3,330,455)
Total Uniti shareholders’ deficit	(2,222,430)	(2,141,658)
Noncontrolling interests – operating partnership units and non-voting convertible preferred stock	68,740	69,282
Total shareholders’ deficit	(2,153,690)	(2,072,376)
Total Liabilities and Shareholders’ Deficit	$4,781,759	$4,731,818

Uniti Group Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenues:
Leasing	$194,936	$184,352
Fiber Infrastructure	77,650	77,407
Towers	-	3,720
Consumer CLEC	-	683
Total revenues	272,586	266,162

Costs and expenses:
Interest expense, net	140,581	178,393
Depreciation and amortization	70,964	86,121
General and administrative expense	25,823	27,133
Operating expense (exclusive of depreciation and amortization)	38,084	40,310
Transaction related and other costs	4,137	15,972
Other expense, net	454	3,075
Total costs and expenses	280,043	351,004

Loss before income taxes and equity in earnings from unconsolidated entities	(7,457)	(84,842)
Income tax benefit	2,557	4,576
Equity in earnings from unconsolidated entities	398	-
Net loss	(4,502)	(80,266)
Net loss attributable to noncontrolling interests	(64)	(1,413)
Net loss attributable to shareholders	(4,438)	(78,853)
Participating securities’ share in earnings	(248)	(200)
Dividends declared on convertible preferred stock	(3)	(3)
Net loss attributable to common shareholders	$(4,689)	$(79,056)

Net loss attributable to common shareholders – Basic	$(4,689)	$(79,056)
Impact of non-participating securities	-	-
Net loss attributable to common shareholders – Diluted	$(4,689)	$(79,056)
Weighted average number of common shares outstanding:
Basic	231,469	192,236
Diluted	231,469	192,236

Loss per common share:
Basic	$(0.02)	$(0.41)
Diluted	$(0.02)	$(0.41)

Uniti Group Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2021	2020
Cash flow from operating activities:
Net loss	$(4,502)	$(80,266)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	70,964	86,121
Amortization of deferred financing costs and debt discount	4,959	9,708
Loss on extinguishment of debt	37,965	73,952
Interest rate swap termination	2,829	1,666
Deferred income taxes	(3,428)	(4,919)
Equity in earnings of unconsolidated entities	(398)	-
Distributions of cumulative earnings from unconsolidated entities	960	-
Cash paid for interest rate swap settlement	(2,989)	(269)
Straight-line revenues	(6,906)	109
Stock-based compensation	3,335	2,995
Change in fair value of contingent consideration	21	1,495
Loss on asset disposals	134	1,923
Accretion of settlement obligation	4,553	-
Other	181	(97)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	11,466	3,246
Other assets	47,630	(8,083)
Accounts payable, accrued expenses and other liabilities	(40,110)	44,691
Net cash provided by operating activities	126,664	132,272

Cash flows from investing activities:
Capital expenditures	(84,377)	(75,093)
Net cash used in investing activities	(84,377)	(75,093)

Cash flows from financing activities:
Repayment of debt	(1,051,181)	(2,044,728)
Dividends paid	(34,961)	(42,519)
Payment of settlement obligation	(24,505)	-
Payments of contingent consideration	(2,979)	(7,086)
Distributions paid to noncontrolling interest	(520)	(762)
Borrowings under revolving credit facility	105,000	-
Payments under revolving credit facility	(55,000)	(196,700)
Finance lease payments	(710)	(1,026)
Payments for financing costs	(22,931)	(47,775)
Payment of tender premium	(17,550)	-
Proceeds from issuance of notes	1,110,000	2,250,000
Employee stock purchase program	288	306
Payments related to tax withholding for share-based compensation	(2,306)	(373)
Net cash provided by (used in) financing activities	2,645	(90,663)
Net increase (decrease) in cash and cash equivalents	44,932	(33,484)
Cash and cash equivalents at beginning of period	77,534	142,813
Cash and cash equivalents at end of period	122,466	$109,329

Uniti Group Inc.

Reconciliation of Net Income to FFO and AFFO

(In thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Net loss attributable to common shareholders	$(4,689)	$(79,056)
Real estate depreciation and amortization	53,377	63,952
Participating securities’ share in earnings	248	200
Participating securities’ share in FFO	(344)	(200)
Adjustments for unconsolidated entities	616	-
Adjustments for noncontrolling interests	(796)	(1,132)
FFO attributable to common shareholders	48,412	(16,236)
Transaction related and other costs	4,137	15,972
Change in fair value of contingent consideration	21	1,495
Amortization of deferred financing costs and debt	4,959	9,708
Write off of deferred financing costs and debt discount	20,415	73,952
Payment of tender premium	17,550	-
Stock-based compensation	3,335	2,995
Non-real estate depreciation and amortization	17,587	22,169
Straight-line revenues	(6,906)	109
Maintenance capital expenditures	(1,976)	(1,108)
Other, net	(3,970)	(10,454)
Adjustments for unconsolidated entities	356	-
Adjustments for noncontrolling interests	(818)	(2,022)
Adjusted FFO attributable to common shareholders	$103,102	$96,580

Reconciliation of Diluted FFO and AFFO:
FFO Attributable to common shareholders – Basic	$48,412	$(16,236)
Impact of if-converted dilutive securities	2,974	-
FFO Attributable to common shareholders – Diluted	$51,386	$(16,236)

AFFO Attributable to common shareholders – Basic	$103,102	$96,580
Impact of if-converted dilutive securities	3,450	3,450
AFFO Attributable to common shareholders – Diluted	$106,552	$100,030

Weighted average common shares used to calculate basic earnings (loss) per common share (1)	231,469	192,236
Impact of dilutive non-participating securities	541	-
Impact of if-converted dilutive securities	30,052	28,868
Weighted average common shares used to calculate diluted FFO and AFFO per common share (1)	262,062	221,104

Per diluted common share:
EPS	$(0.02)	$(0.41)
FFO	$0.20	$(0.08)
AFFO	$0.41	$0.45

(1)

For periods in which FFO or AFFO attributable to common shareholders is a loss, the weighted average common shares used to calculate diluted FFO or AFFO per common share is equal to the weighted average common shares used to calculate basic earnings (loss) per share.

Uniti Group Inc.

Reconciliation of EBITDA and Adjusted EBITDA

(In thousands)

	Three Months Ended March 31,
	2021	2020
Net loss	$(4,502)	$(80,266)
Depreciation and amortization	70,964	86,121
Interest expense, net	140,581	178,393
Income tax benefit	(2,557)	(4,576)
EBITDA	204,486	179,672
Stock-based compensation	3,335	2,995
Transaction related and other costs	4,137	15,972
Adjustments for unconsolidated entities	972	-
Other (income) expense	1,318	3,075
Adjusted EBITDA	$214,248	$201,714

Adjusted EBITDA:
Leasing	$191,497	$181,879
Fiber Infrastructure	29,721	27,541
Towers	-	(8)
Consumer CLEC	-	17
Corporate	(6,970)	(7,715)
	$214,248	$201,714

Annualized Adjusted EBITDA (1)	$856,992

As of March 31, 2021:
Total Debt (2)	$5,121,465
Cash and cash equivalents	122,466
Net Debt	$4,998,999

Net Debt/Annualized Adjusted EBITDA	5.83x

(1)

Calculated as Adjusted EBITDA for the most recently reported three-month period, multiplied by four.  Annualized Adjusted EBITDA has not been prepared on a pro forma basis in accordance with Article 11 of Regulation S-X.

(2)

Includes $14.9 million of finance leases and $32.8 million of finance leases classified within liabilities held for sale, but excludes $84.9 million of unamortized discounts and deferred financing costs.

Uniti Group Inc.

Projected Future Results (1)

(In millions)

Year Ended December 31, 2021
Net income attributable to common shareholders – Basic	$ 129 to $ 141
Noncontrolling interest share in earnings	2
Participating securities’ share in earnings	1
Net income (2)	132 to 144
Interest expense, net (3)	446
Depreciation and amortization	278
Income tax benefit	(8)
EBITDA (2)	849 to 861
Stock-based compensation	15
Gain on sale of operations (4)	(25)
Transaction related and other costs (5)	4
Adjustment for unconsolidated entities	3
Adjusted EBITDA (2)	$ 846 to $ 858

(1)

These ranges represent management’s best estimates based on the underlying assumptions as of the date of this press release.  Future acquisitions, capital market transactions, changes in market conditions, and other factors are excluded from our projections.  There can be no assurance that our actual results will not differ materially from the estimates set forth above.

(2)	The components of projected future results may not add due to rounding.
(3)	See “Components of Interest Expense” below.
(4)	Represents estimated pre-tax gain on the sale of a portion of our Northeast operations and certain dark fiber IRU contracts acquired as a part of the Windstream settlement.
(5)	Future transaction related and other costs are not included in our current outlook.

Uniti Group Inc.

Projected Future Results (1)

(Per Diluted Share)

Year Ended December 31, 2021
Net income attributable to common shareholders – Basic	$ 0.56 to $ 0.61
Real estate depreciation and amortization	0.90
Participating securities share in earnings	-
Participating securities share in FFO	-
Adjustments for noncontrolling interests	(0.01)
Adjustments for unconsolidated entities	0.01
FFO attributable to common shareholders – Basic (2)	$ 1.45 to $ 1.51
Impact of if-converted securities	(0.13)
FFO attributable to common shareholders – Diluted (2)	$ 1.33 to $ 1.37

FFO attributable to common shareholders – Basic (2)	$ 1.45 to $ 1.51
Transaction related and other costs (3)	0.02
Amortization of deferred financing costs and debt discount (4)	0.18
Premium on early retirement of debt (5)	0.11
Accretion of settlement payable (6)	0.07
Stock-based compensation	0.06
Gain on sale of operations, net of tax (7)	(0.11)
Non-real estate depreciation and amortization	0.30
Straight-line revenues	(0.13)
Maintenance capital expenditures	(0.03)
Other, net	(0.17)
Adjustments for noncontrolling interests	-
AFFO attributable to common shareholders – Basic (3)	$ 1.76 to $ 1.81
Impact of if-converted securities	(0.16)
AFFO attributable to common shareholders – Diluted (3)	$ 1.61 to $ 1.65

(1)

These ranges represent management’s best estimates based on the underlying assumptions as of the date of this press release.  Future acquisitions, capital market transactions, changes in market conditions, and other factors are excluded from our projections.  There can be no assurance that our actual results will not differ materially from the estimates set forth above.

(2)	The components of projected future results may not add to FFO and AFFO attributable to common shareholders due to rounding.
(3)	Future transaction related and other costs are not included in our current outlook.
(4)	Includes the write-off of approximately $26 million of deferred financing costs related to the retirement of our 8.25% Senior Notes due 2023, and of our 6.00% Senior Notes due 2023.
(5)	Represents the premium paid on the retirement of our 8.25% Senior Notes due 2023, and our 6.00% Senior Notes due 2023.
(6)

Represents the accretion of the Windstream settlement payable to its stated value.  At the effective date of the settlement, we recorded the payable on the balance sheet at its initial fair value, which will be accreted based on an effective interest rate of 4.7% and reduced by the scheduled quarterly payments.

(7)	Represents estimated after-tax gain on the sale of a portion of our Northeast operations and certain dark fiber IRU contracts acquired as a part of the Windstream settlement.

________________________

Components of Interest Expense (1)

(In millions)

Year Ended December 31, 2021
Interest expense on debt obligations	$ 351
Capitalized interest	(2)
Accretion of Windstream settlement payable	17
Amortization of deferred financing cost and debt discounts (2)	43
Premium on early retirement of debt (3)	26
Swap termination (4)	11
Interest expense, net (5)	$ 446

(1)

These ranges represent management’s best estimates based on the underlying assumptions as of the date of this press release.  Future acquisitions, capital market transactions, changes in market conditions, and other factors are excluded from our projections.  There can be no assurance that our actual results will not differ materially from the estimates set forth above.

(2)	Includes the write-off of approximately $26 million of deferred financing costs related to the retirement of our 8.25% Senior Notes due 2023 and of our 6.00% Senior Notes due 2023.
(3)	Represents the premium paid on the retirement of our 8.25% Senior Notes due 2023, and our 6.00% Senior Notes due 2023.
(4)	Represents recognition of deferred interest expense attributable to the discontinuance of hedge accounting on interest rate swaps.
(5)	The components of interest expense may not add to the total due to rounding.

NON-GAAP FINANCIAL MEASURES

We refer to EBITDA, Adjusted EBITDA, Funds From Operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and Adjusted Funds From Operations (“AFFO”) in our analysis of our results of operations, which are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). While we believe that net income, as defined by GAAP, is the most appropriate earnings measure, we also believe that EBITDA, Adjusted EBITDA, FFO and AFFO are important non-GAAP supplemental measures of operating performance for a REIT.

We define “EBITDA” as net income, as defined by GAAP, before interest expense, provision for income taxes and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA before stock-based compensation expense and the impact, which may be recurring in nature, of transaction and integration related costs, costs associated with Windstream’s bankruptcy, costs associated with litigation claims made against us, and costs associated with the implementation of our new enterprise resource planning system, collectively “Transaction Related and Other Costs”, costs related to the settlement with Windstream, goodwill impairment charges, amortization of non-cash rights-of-use, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, including early tender premiums and costs associated with the termination of related hedging activities, gains or losses on dispositions, changes in the fair value of contingent consideration and financial instruments, and other similar or infrequent items. Adjusted EBITDA includes adjustments to reflect the Company’s share of Adjusted EBITDA from unconsolidated entities.  We believe EBITDA and Adjusted EBITDA are important supplemental measures to net income because they provide additional information to evaluate our operating performance on an unleveraged basis. In addition, Adjusted EBITDA is calculated similar to defined terms in our material debt agreements used to determine compliance with specific financial covenants.  Since EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, they should not be considered as alternatives to net income determined in accordance with GAAP.

Because the historical cost accounting convention used for real estate assets requires the recognition of depreciation expense except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income attributable to common shareholders computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges, and includes adjustments to reflect the Company’s share of FFO from unconsolidated entities. We compute FFO in accordance with NAREIT’s definition.

The Company defines AFFO, as FFO excluding (i) Transaction Related and Other Costs; (ii) costs related to the litigation settlement with Windstream, and accretion on our settlement obligation as these items are not reflective of ongoing operating performance; (iii) goodwill impairment charges; (iv) certain non-cash revenues and expenses such as stock-based compensation expense, amortization of debt and equity discounts, amortization of deferred financing costs, depreciation and amortization of non-real estate assets, amortization of non-cash rights-of-use, straight line revenues, non-cash income taxes, and the amortization of other non-cash revenues to the extent that cash has not been received, such as revenue associated with the amortization of tenant capital improvements; and (v) the impact, which may be recurring in nature, of the write-off of unamortized deferred financing fees, additional costs incurred as a result of early repayment of debt, including early tender premiums and costs associated with the termination of related hedging activities, taxes associated with tax basis cancellation of debt, gains or losses on dispositions, changes in the fair value of contingent consideration and financial instruments and similar or infrequent items less maintenance capital expenditures. AFFO includes adjustments to reflect the Company’s share of AFFO from unconsolidated entities. We believe that the use of FFO and AFFO, and their respective per share amounts, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and analysts, and makes comparisons of operating results among such companies more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating performance. In particular, we believe AFFO, by excluding certain revenue and expense items, can help investors compare our operating performance between periods and to other REITs on a consistent basis without having to account for differences caused by unanticipated items and events, such as transaction and integration related costs. The Company uses FFO and AFFO, and their respective per share amounts, only as performance measures, and FFO and AFFO do not purport to be indicative of cash available to fund our future cash requirements. While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance.

Further, our computations of EBITDA, Adjusted EBITDA, FFO and AFFO may not be comparable to that reported by other REITs or companies that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define EBITDA, Adjusted EBITDA and AFFO differently than we do.

INVESTOR AND MEDIA CONTACTS:

Mark A. Wallace, 501-850-0866

Executive Vice President, Chief Financial Officer & Treasurer

mark.wallace@uniti.com

Bill DiTullio, 501-850-0872

Vice President, Finance and Investor Relations

bill.ditullio@uniti.com